UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 18, 2011

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

Pursuant to its previously announced plans, on January 18, 2011, Terex Corporation (“Terex” or the “Company”) exercised its early redemption option and repaid the outstanding $297.6 million principal amount outstanding of its 7-3/8% Senior Subordinated Notes due 2014 (the “Notes”).  The total cash paid to redeem the Notes was $312.3 million and included a call premium of 1.229% as set forth in the indenture for the Notes, plus accrued and unpaid interest of $36.875 per $1,000 principal amount at the redemption date.  HSBC Bank USA, trustee under the indenture for the Notes, acted as the paying agent for the Company in connection with this redemption.  The Company utilized cash on hand for the redemption of the Notes.

As a result of the redemption, the related indenture dated as of November 25, 2003, and supplemental indenture dated as of June 25, 2008 by and among Terex, the subsidiary guarantors named therein and HSBC Bank USA, as trustee, terminated automatically as of January 18, 2011.

HSBC Bank USA may, from time to time, be a party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

Terex issued a press release on January 18, 2011, announcing that it has completed the foregoing redemption of the Notes.  A copy of this press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release of Terex Corporation issued on January 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 18, 2011

TEREX CORPORATION

By: /s/ Phillip C. Widman
Phillip C. Widman Senior Vice President and Chief Financial Officer